Exhibit 99.1
TIME WARNER CABLE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 31, 2006, Time Warner Cable Inc. (“we,” “us,” “our,” the “company” or “TWC) consummated the following transactions with Adelphia Communications Corporation (“Adelphia”) and Comcast Corporation (together with its subsidiaries “Comcast”):

Adelphia Acquisition.  On July 31, 2006, Time Warner NY Cable LLC, a subsidiary of ours (“TW NY”), acquired certain assets and assumed certain liabilities from Adelphia for approximately $8.9 billion in cash and approximately 16% of our total common stock. On the same day, Comcast purchased certain assets and assumed certain liabilities from Adelphia for approximately $3.6 billion in cash. Together, we and Comcast, through certain of our and their subsidiaries and affiliates, purchased substantially all of the cable assets of Adelphia (the “Adelphia acquisition”).

The Exchange.  Following the Adelphia acquisition, TW NY and Comcast swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance our and Comcast’s respective geographic clusters of subscribers (the “Exchange”).

The Redemptions.  Immediately before the closing of the Adelphia acquisition, we and Time Warner Entertainment Company, L.P. (“TWE”), one of our subsidiaries, redeemed Comcast’s interests in us (17.9%) and TWE (4.7%), respectively, for stock or interests in their respective subsidiaries that held a total of approximately $2.004 billion in cash and cable systems serving approximately 751,000 basic video subscribers, all of which were historical cable systems of ours or TWE, as applicable (the “TWC Redemption” and the “TWE Redemption,” respectively, and, collectively, the “Redemptions”)

The Adelphia acquisition, the Redemptions and the Exchange are collectively referred to as the “Transactions.”

TKCCP Dissolution.  Texas and Kansas City Cable Partners L.P. (“TKCCP”) is a 50-50 joint venture between Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) (a partnership of TWE and the Advance/Newhouse Partnership) and Comcast. On July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership in accordance with the terms of TKCCP partnership agreement. In connection with the pending dissolution, on January 1, 2007, TKCCP distributed its assets to its partners. TWC received TKCCP’s cable systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which collectively served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the Houston cable systems (the “Houston Pool”). Comcast has refinanced the debt of TKCCP. TWC has not and will not assume any debt of TKCCP in connection with the distribution of TKCCP’s assets or the dissolution. The dissolution of TKCCP is expected to occur in the second quarter of 2007.

Pro Forma Information

The accompanying unaudited pro forma condensed combined balance sheet of our company as of December 31, 2006 is presented as if the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us, had occurred on December 31, 2006. The accompanying unaudited pro forma condensed combined statement of operations of our company for the year ended December 31, 2006 is presented as if the Transactions and the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us, had occurred on January 1, 2006. The unaudited pro forma condensed combined financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what our future financial condition or operating results will be after giving effect to the Transactions and the dissolution of TKCCP and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). Additionally, this information does not reflect financial and operating benefits we expect to realize as a result of the Transactions and the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us.

Comcast’s and Adelphia’s independent registered public accounting firms have not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined financial information presented herein and, accordingly, assume no responsibility for them. Our independent registered public accounting firm has not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined financial information presented herein. The unaudited pro forma condensed combined financial information for the systems acquired by us includes certain allocated assets, liabilities, revenues and expenses. We believe such allocations are made on a reasonable basis.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations:

Historical TWC

This column reflects our historical financial position as of December 31, 2006 and our historical operating results for the year ended December 31, 2006 and are derived from our audited financial statements, prior to any adjustments for the Transactions, the dissolution of TKCCP and the distribution of a portion of TKCCP’s assets to us. In addition, our historical results reflect the presentation of certain cable systems transferred to Comcast in the Redemptions and the Exchange as discontinued operations.

Historical Adelphia

This column reflects Adelphia’s historical operating results for the seven months ended July 31, 2006, and represents Adelphia’s unaudited interim financial statements as reported by Adelphia in its Form 10-Q for the nine months ended September 30, 2006, which were prepared by Adelphia. This column includes amounts relating to systems that were not acquired and retained by us, but instead were acquired by Comcast (as part of the Adelphia acquisition or the Exchange) or that were retained by Adelphia and, thus, are excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

Comcast Historical Systems

This column represents the historical operating results for the seven months ended July 31, 2006 of the cable systems previously owned by Comcast in Dallas, Cleveland and Los Angeles, which were transferred to us in the Exchange (the “Comcast Historical Systems”). The operating results for the first six months of 2006 were derived from Comcast’s unaudited interim Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation), which were prepared by Comcast, prior to any adjustments for the Transactions. The operating results for the month ended July 31, 2006 were prepared by and provided to us by Comcast, prior to any adjustments for the Transactions. See Note 5 to our unaudited pro forma condensed combined financial information for additional information on the historical operating results for the seven months ended July 31, 2006. This column includes certain allocated assets, liabilities, revenues and expenses. This column also includes allocated amounts that were retained by Comcast and, thus, were not transferred to us in the Exchange and therefore, are excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

Less Items Not Acquired

This column represents the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by us in the Adelphia acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. This column also includes certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia acquired systems that were not ultimately acquired by us (collectively with the items in (i), (ii) and (iii) above, the “Items Not Acquired”). Specifically, the following items relate to the Comcast Historical Systems and the Adelphia acquired systems that were not ultimately transferred to us and, therefore, are included as part of this column:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that will be discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provision for the Adelphia and Comcast Historical Systems.

For additional information on the “Items Not Acquired,” see Note 4 to our unaudited pro forma condensed combined financial information.

Subtotal of Net Acquired Systems

This column represents the unaudited historical operating results of the “Net Acquired Systems.” This column includes the operating results of “Historical Adelphia” and the “Comcast Historical Systems” less the historical operating results of the “Items Not Acquired.” This column does not include our historical operating results and is before the impact of pro forma adjustments.

Pro Forma Adjustments — The Transactions

This column represents pro forma adjustments related to the consummation of the Transactions, as more fully described in the notes to the unaudited pro forma condensed combined financial information.

TKCCP Dissolution/Pro Forma Adjustments — TKCCP

These columns reflect the consolidation of the Kansas City Pool of TKCCP’s cable systems. We began consolidating the Kansas City Pool on January 1, 2007, as a result of the distribution of these assets to us in connection with the pending dissolution of TKCCP. Prior to January 1, 2007, we accounted for our interest in TKCCP under the equity method of accounting. The TKCCP Dissolution column reflects the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool. The Pro Forma Adjustments — TKCCP column reflects the elimination of intercompany transactions between us and TKCCP and adjustments to depreciation and amortization based upon the preliminary allocation of purchase price. For additional information on the dissolution of TKCCP, see Note 3 to our unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

	December 31, 2006
	Historical	TKCCP		Pro Forma
	TWC	Dissolution		TWC
	(in millions)

ASSETS
Current assets
Cash and equivalents	$51	$6		$57
Receivables, net	730	57		787
Other current assets	77	2		79
Current assets of discontinued operations	52	—		52

Total current assets	910	65		975
Investments	2,072	(1,362	)(e)	710
Property, plant and equipment, net	11,601	577		12,178
Goodwill	2,059	—		2,059
Intangible assets subject to amortization, net	876	74		950
Intangible assets not subject to amortization	38,051	902		38,953
Other assets	174	2		176

Total assets	$55,743	$258		$56,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$516	$11		$527
Deferred revenue and subscriber-related liabilities	156	12		168
Accrued programming expense	524	24		548
Other current liabilities	1,278	51		1,329
Current liabilities of discontinued operations	16	—		16

Total current liabilities	2,490	98		2,588
Long-term debt	14,428	—		14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—		300
Deferred income tax obligations, net	12,902	61	(h)	12,963
Other liabilities	433	7		440
Noncurrent liabilities of discontinued operations	2	—		2
Minority interests	1,624	—		1,624

Total liabilities	32,179	166		32,345
Total shareholders’ equity	23,564	92		23,656

Total liabilities and shareholders’ equity	$55,743	$258		$56,001

See accompanying notes.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2006
					Subtotal
			Comcast	Less Items	of Net	Pro Forma				Pro Forma
	Historical	Historical	Historical	Not	Acquired	Adjustments —		TKCCP		Adjustments —		Pro Forma
	TWC	Adelphia(1)	Systems(1)	Acquired(1)	Systems(1)	The Transactions		Dissolution		TKCCP		TWC
	(in millions, except per share data)

Total revenues	$11,767	$2,745	$740	$(1,203)	$2,282	$—		$795		$(84	)(f)	$14,760
Costs of revenues	5,356	1,641	289	(660)	1,270	—		399		(51	)(f)	6,974
Selling, general and administrative expenses	2,126	204	238	(135)	307	—		121		15	(f)	2,569
Depreciation	1,883	443	124	(194)	373	21	(a)	119		(36	)(g)	2,360
Amortization	167	77	6	(21)	62	68	(a)	1		19	(g)	317
Merger-related and restructuring costs	56	—	—	—	—	—		—		—		56
Impairment of long-lived assets	—	17	9	(17)	9	—		—		—		9
(Gain) loss on disposition of long-lived assets	—	(2)	—	2	—	—		—		—		—
Investigation and re-audit related fees	—	32	—	(32)	—	—		—		—		—

Operating Income (Loss)	2,179	333	74	(146)	261	(89)		155		(31)		2,475
Interest expense, net	(646)	(438)	(4)	442	—	(263	)(b)	—		—		(909)
Income (loss) from equity investments, net	129	(2)	(3)	—	(5)	—		(124	)(e)	—		—
Minority interest (expense) income, net	(108)	13	—	(13)	—	(14	)(c)	—		—		(122)
Other income (expense), net	2	(109)	(2)	105	(6)	—		—		—		(4)
Reorganization expenses due to bankruptcy	—	53	—	(53)	—	—		—		—		—
Gain on the Transactions	—	6,130	—	(6,130)	—	—		—		—		—

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	1,556	5,980	65	(5,795)	250	(366)		31		(31)		1,440
Income tax (provision) benefit	(620)	(273)	2	271	—	41	(d)	(12)		12	(i)	(579)

Income (loss) before discontinued operations and cumulative effect of accounting change	$936	$5,707	$67	$(5,524)	$250	$(325)		$19		$(19)		$861

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.95	$—	$—	$—	$—	$—		$—		$—		$0.88

Basic and diluted common shares	990	—	—	—	—	(13)		—		—		977

(1)	Reflects operating results for the seven months ended July 31, 2006.

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined
Financial Information

Note 1:	Description of the Transactions

Contractual Purchase Price

On July 31, 2006, TW NY, a subsidiary of ours, purchased certain assets and assumed certain liabilities from Adelphia for a total of $8.935 billion in cash and shares representing 17.3% of our Class A common stock and 16% of our total outstanding common stock. The 16% interest reflects 155,913,430 shares of Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia acquisition. The original cash cost of $9.154 billion was preliminarily reduced at closing by $219 million as a result of contractual adjustments, which resulted in a net cash payment by TW NY of $8.935 billion for the Adelphia acquisition. A summary of the purchase price is set forth below (in millions):

Cash	$8,935
16% interest in TWC(1)	5,500

Total	$14,435

(1)	The valuation of $5.5 billion for the 16% interest in us as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon our estimated future cash flows derived from our business plan and utilized a discount rate consistent with the inherent risk in the business.

Redemptions

Immediately prior to the Adelphia acquisition on July 31, 2006, we and our subsidiary, TWE, respectively, redeemed Comcast’s interests in us and TWE, each of which was accounted for as an acquisition of a minority interest. Specifically, in the TWC Redemption, we redeemed Comcast’s 17.9% interest in us for 100% of the capital stock of a subsidiary of ours that held both cable systems serving approximately 589,000 subscribers, with an approximate fair value of $2.470 billion, and approximately $1.857 billion in cash. In addition, in the TWE Redemption, TWE redeemed Comcast’s 4.7% residual equity interest in TWE for 100% of the equity interests in a subsidiary of TWE that held both cable systems serving approximately 162,000 subscribers, with an approximate fair value of $630 million, and approximately $147 million in cash. The transfer of cable systems as part of the Redemptions is a sale of cable systems for accounting purposes, and a $131 million pre-tax gain was recognized because of the excess of the estimated fair value of these cable systems over their book value. This gain is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

Exchange

Immediately after the Adelphia acquisition on July 31, 2006, we and Comcast exchanged certain cable systems, with an estimated fair value on each side of approximately $8.7 billion to enhance our company’s and Comcast’s respective geographic clusters of subscribers. We paid Comcast a contractual closing adjustment totaling $67 million related to the Exchange. We accounted for the Exchange as a purchase of cable systems from Comcast and a sale of our cable systems to Comcast. We recorded a pretax gain of $34 million on the Exchange related to the disposition of Urban Cable Works of Philadelphia, L.P. This gain is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

ATC Contribution

On July 28, 2006, American Television and Communications Corporation (“ATC”), a subsidiary of Time Warner Inc., contributed its 1% equity interest and $2.4 billion preferred equity interest in TWE to TW NY Cable Holding Inc. (“TW NY Holding”), a newly created subsidiary of ours that is the parent of TW NY, in exchange for a 12.4% non-voting common equity interest in TW NY Holding having an equivalent fair value (the “ATC Contribution”).

Financing Arrangements

We incurred incremental debt and redeemable preferred equity of approximately $11.1 billion associated with the cash used in executing the Transactions. In connection with the pending dissolution of TKCCP, in October 2006, we received approximately $631 million of cash in repayment of outstanding loans we had made to TKCCP (which have been assumed by Comcast). The cash that was received was used to pay down our existing credit facilities.

Note 2: Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments — Year Ended December 31, 2006 — The Transactions

The pro forma adjustments to the statement of operations for the year ended December 31, 2006 relating to the Transactions are as follows:

(a) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(b) The increase in interest expense reflects incremental borrowings to finance our portion of the Adelphia acquisition and the Redemptions, net of the impact of the ATC Contribution. The following tables illustrate the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

Adelphia Acquisition

			Interest
			Expense for the
			Seven Months Ended
	Long-term Debt	Annual Rate	July 31, 2006
	(in millions)		(in millions)

Mandatorily redeemable preferred membership units issued by a subsidiary(1)	$300	8.21%	$14
Other debt(1)	8,822	5.74%	295

Total incremental borrowing	9,122		309
Redemption of mandatorily redeemable preferred equity	(2,400)	8.06%	(113)

Net increase in debt/redeemable preferred equity	$6,722		$196

(1)	The mandatorily redeemable preferred membership units issued by a subsidiary represent mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Series A Preferred Membership Units”) issued by TW NY in connection with the Transactions. This table reflects borrowings from our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings used to finance our portion of the Adelphia acquisition. The rates for “Other debt” and the TW NY Series A Preferred Membership Units are based on actual borrowing rates when the loans were made and the TW NY Series A Preferred Membership Units were issued. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $11 million per year.

Redemptions

Interest
Expense for the
	Long-term	Annual	Seven Months Ended
	Debt	Rate	July 31, 2006
	(in millions)		(in millions)

Other debt(1)	$2,004	5.74%	$67

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings under these financing arrangements. The rates for “Other debt” are based on actual borrowing rates when the loans were made. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $3 million per year.

(c) The net increase in minority interest expense reflects an adjustment to record ATC’s direct non-voting common ownership interest in TW NY Holding of approximately 12.4%, the elimination of ATC’s historical minority interest in TWE and the elimination of Comcast’s residual equity interest in TWE.

(in millions)

Eliminate ATC’s historical minority interest in TWE	$9
Record ATC’s minority interest in TW NY Holding	(62)
Eliminate Comcast’s residual equity interest in TWE	39

Net adjustment	$(14)

(d) The adjustment to the income tax provision is required to adjust the historical income taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments — The Transactions” at our marginal tax rate of 40.2% and, considering the impact of the non-deductible interest expense related to the TW NY Series A Preferred Membership Units.

Note 3: TKCCP Dissolution

On January 1, 2007, in connection with its pending dissolution, TKCCP distributed its assets to us and Comcast. Comcast received the Houston Pool and we received the Kansas City Pool and we began consolidating the Kansas City Pool on that date. All debt of TKCCP (inclusive of debt provided by us and Comcast) was allocated to the Houston Pool and became the responsibility of Comcast. We will account for the dissolution of TKCCP as a sale of our 50% interest in the Houston Pool in exchange for acquiring an additional 50% interest in the Kansas City Pool. We will record a gain based on the difference between the carrying value and the fair value of our 50% investment in the Houston Pool surrendered in connection with the dissolution of TKCCP. The preliminary estimate of this after-tax gain of $92 million is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

(e) Prior to the distribution of its assets, we accounted for our investment in TKCCP under the equity method of accounting. The adjustment to the unaudited pro forma condensed combined balance sheet reflects the reversal of our historical investment in TKCCP and the consolidation of the assets and liabilities of the Kansas City Pool, reflecting the incremental 50% interest in these systems as a step acquisition. The purchase price allocation with respect to the acquisition of the remaining 50% interest in the Kansas City Pool is preliminary. The adjustments to the unaudited pro forma condensed combined statement of operations reflect the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool.

(f) The adjustments to the unaudited pro forma condensed combined statement of operations reflect the elimination of intercompany transactions between TKCCP and Historical TWC, primarily, the provision of Road Runner services to TKCCP and management fees received by Historical TWC for management functions provided to TKCCP.

(g) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(h) We recorded a $61 million deferred tax liability associated with the gain on the dissolution of TKCCP. This gain is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

(i) The adjustment to the income tax provision is required to adjust the historical income taxes on the dissolution of TKCCP at our marginal tax rate of 40.2%.

Note 4: Items Not Acquired

The following table represents the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by us in the Adelphia acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. The “Other Adjustments” columns include certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia acquired systems that were not acquired by us. Specifically, the following items relate to the Comcast Historical Systems and the Adelphia acquired systems that were not transferred to us and, therefore, are included as part of the “Other Adjustments” columns:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that will be discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provision for the Adelphia and Comcast Historical Systems.

	Items Not Acquired for the Seven Months Ended July 31, 2006
	Adelphia	Adelphia	Historical
	Systems	Systems	Adelphia
	Purchased	Purchased by	Not	Other Adjustments
	by TWC	Comcast	Purchased	Adelphia	Comcast	Total Items
	Transferred	Retained by	by TWC	Acquired	Historical	Not
	to Comcast	Comcast	or Comcast	Systems	Systems	Acquired
	(in millions)

Total revenues	$1,113	$76	$14	$—	$—	$1,203
Costs of revenues	629	40	7	(16)	—	660
Selling, general and administrative expenses	90	6	7	(11)	43	135
Depreciation	178	13	3	—	—	194
Amortization	20	1	—	—	—	21
Impairment of long-lived assets	—	17	—	—	—	17
Gain on disposition of long-lived assets	—	—	(2)	—	—	(2)
Investigation and re-audit related fees	13	1	—	18	—	32

Operating Income (Loss)	183	(2)	(1)	9	(43)	146
Interest expense, net	(158)	(13)	—	(267)	(4)	(442)
Minority interest income, net	—	—	13	—	—	13
Other expense, net	(2)	—	(103)	—	—	(105)
Reorganization income due to bankruptcy	21	3	1	28	—	53
Gain on the Transactions	—	—	—	6,130	—	6,130

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	44	(12)	(90)	5,900	(47)	5,795
Income tax (provision) benefit	(50)	(4)	3	(222)	2	(271)

Income (loss) before discontinued operations and cumulative effect of accounting change	$(6)	$(16)	$(87)	$5,678	$(45)	$5,524

Note 5:	Comcast Historical Systems — Supplemental Information

The following table represents the unaudited historical operating results of the Comcast Historical Systems for the seven months ended July 31, 2006, which have been separated into the six months ended June 30, 2006 and the one month period ended July 31, 2006.

	Comcast Historical Systems
	Six Months	One Month	Seven Months
	Ended	Ended	Ended
	June 30, 2006	July 31, 2006	July 31, 2006
	(in millions)

Total revenues	$630	$110	$740
Costs of revenues	248	41	289
Selling, general and administrative expenses	205	33	238
Depreciation	106	18	124
Amortization	5	1	6
Impairment of long-lived assets	9	—	9

Operating Income	57	17	74
Interest expense, net	(4)	—	(4)
Loss from equity investments, net	(3)	—	(3)
Other expense, net	(1)	(1)	(2)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	49	16	65
Income tax (provision) benefit	8	(6)	2

Income before discontinued operations and cumulative effect of accounting change	$57	$10	$67